EXHIBIT 2


                                 PROMISSORY NOTE


$766,000                                                        May 28, 1997
                                                                Minneapolis, MN


         FOR VALUE RECEIVED, the undersigned, Research, Incorporated, promises to pay to Mary Ellen Abramson (the "Holder"), at such place as the Holder of this Note shall specify by notice in writing to the undersigned, on January 15, 1998, the principal sum of $766,000, together with interest, as provided below. Interest shall accrue from the date hereof at a rate of interest equal to 8.5% per annum.

         The undersigned shall have the right to prepay this Note, in whole or in part, at any time without premium or penalty. The Holder may demand payment at any time prior to January 15, 1998 in the event a third party (including the officers and directors acting as a group) becomes the beneficial owner of 50% or more of the stock of the undersigned, or substantially all of the assets of the undersigned are sold to a third party.

         Presentment or other demand for payment, notice of dishonor or protest are expressly waived by the undersigned. This Note shall be governed by the laws of the State of Minnesota.


                                            RESEARCH, INCORPORATED


                                            By   /s/ Claude C. Johnson
                                            Its  President